UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PIXELWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Pixelworks to Reconvene Special Meeting of Shareholders
on December 31, 2025

PORTLAND, Ore., Dec. 19, 2025 – Pixelworks, Inc. (NASDAQ: PXLW) (“Pixelworks” or the “Company”), a leading provider of innovative video and display processing solutions, today announced that its Special Meeting of Stockholders (the “Special Meeting”), which was originally convened on November 26, 2025, reconvened and adjourned on December 8, 2025, and then reconvened on December 19, 2025, has been adjourned until December 31, 2025, at 9:00 a.m. pacific time to give shareholders additional time to vote on Proposal 1. Proposal 1 would authorize the sale of all the shares of the Company’s subsidiary, Pixelworks Semiconductor Technology (Shanghai) (“Pixelworks Shanghai”), held indirectly by the Company (the “Sale”). Although Proposal 1 has received significant support based on the proxies that have been received by December 19, 2025, the approval by holders of at least 67% of the outstanding shares of common stock on the record date for the Special Meeting has not yet been received.
When the Special Meeting was reconvened on December 19, 2025, approximately 98% of the proxies that have been received had been voted in favor of Proposal 1, but represented only approximately 61% of the shares of common stock outstanding on the record date for the Special Meeting. The Board of Directors continues to believe that the approval of Proposal 1 is in the best interests of the Company and its shareholders, and the Board of Directors and both leading independent proxy voting advisory groups, Institutional Shareholder Services and Glass Lewis, recommended that shareholders vote FOR Proposal 1. Proposal 1 is described in more detail in the proxy statement filed by the Company with the Securities and Exchange Commission on October 27, 2025 (the “Special Meeting Proxy Statement”), as supplemented by additional definitive proxy materials filed by the Company on November 4, November 11, and December 8, 2025.
As described in more detail in the Special Meeting Proxy Statement, under the terms of the purchase agreement pursuant to which the Sale will be consummated (the “Purchase Agreement”), either party has the right to terminate the Purchase Agreement if the closing of the Sale has not occurred on or before December 15, 2025. To date, neither party has sought to terminate the Purchase Agreement.

Adjournment of Special Meeting
The adjourned Special Meeting will be held in a virtual format and shareholders of record on October 17, 2025, will be able to listen and participate in the reconvened meeting, as well as vote and submit questions during the meeting by dialing 1-888-788-0099. The conference ID number for the Special Meeting is 85737219104.
Votes must be received by 11:59 p.m. Eastern time on December 30, 2025, to be counted. After this time, votes can only be cast by record holders as of October 17, 2025, during the adjourned Special Meeting on December 31, 2025, at 9:00 a.m. Pacific time at 1-855-206-1342 or via email at PXLW@allianceadvisors.com.

Forward-Looking Statements
This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release are forward-looking statements. Examples of such statements include, but are not limited to, statements or inferences regarding the closing of the Sale, potential exercise of termination rights under the Purchase Agreement, and the satisfaction or waiver of closing conditions in the Purchase Agreement. You should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and understandings and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made, except as required by law. You should review additional disclosures we make in our filings with the SEC, including our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and current reports and other documents that we have filed or may file in the future. You may access these documents for no charge at http://www.sec.gov.

Additional Information and Where to Find It
In connection with the Sale, Pixelworks has filed a proxy statement on Schedule 14A with the SEC. INVESTORS AND SHAREHOLDERS ARE URGED TO READ CAREFULLY THE SPECIAL MEETING PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION.
Free copies of the Special Meeting Proxy Statement, as well as other filings containing information about Pixelworks and the proposed Sale, may be obtained at the SEC’s Internet site (http://www.sec.gov). You may also obtain the documents filed with the SEC, free of charge, in the “Investors” section of our website, www.pixelworks.com, under the heading “Investors—SEC Filings” or by requesting them in writing or by telephone at: Pixelworks, Inc., 16760 SW Upper Boones Ferry Rd., Suite 101, Portland, OR 97224; Telephone (503) 601-4545.

Participants in the Solicitation
Pixelworks and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Pixelworks. Information about the Pixelworks directors and executive officers is set forth in the proxy statement for the Company’s 2025 annual meeting of shareholders, as filed with the SEC on Schedule 14A on April 21, 2025. Additional information regarding the interests of those participants and other persons who may be deemed participants may be obtained by reading the proxy statement for the annual meeting and other relevant documents regarding the proposed Sale. Copies of these documents may be obtained free of charge from the sources described above.

About Pixelworks, Inc.
Pixelworks provides industry-leading content creation, video delivery and display processing solutions and technology that enable highly authentic viewing experiences with superior visual quality, across all screens – from cinema to smartphone and beyond. Pixelworks has more than 20 years of delivering image processing innovation to leading providers of consumer electronics, professional displays, and video streaming services. For more information, please visit Pixelworks’ web site at www.pixelworks.com.
Note: Pixelworks and the Pixelworks logo are trademarks of Pixelworks, Inc.

Investor Contact:
Shelton Group
Brett Perry
P: +1-214-272-0070
E: bperry@sheltongroup.com

Company Contact:
Pixelworks, Inc.
E: info@pixelworks.com